Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/30/2020	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS FIRST QUARTER 2020 RESULTS
CHICAGO, IL - McDonald's Corporation today announced results for the first quarter ended March 31, 2020.
"Following our strong performance in 2019, McDonald’s began 2020 with exceptional global momentum, and our January and February sales were reflective of that trend. Since then, the global crisis caused by the COVID-19 pandemic has significantly disrupted our business, and we continue to operate in a very challenging and unpredictable environment,” said McDonald’s President and Chief Executive Officer Chris Kempczinski. “McDonald's has seen a lot over our 65 years and I'm confident that the actions we're taking will enable us to emerge from this crisis in a position of competitive strength. The determination and team spirit across the McDonald's System is evident as we continue to offer affordable, convenient food while at the same time providing for the safety of our crew and customers and continuing our legacy of supporting local communities in which we operate."
The Company delivered strong global comparable sales and results for the two months ended February 2020. The outbreak of COVID-19 and the resulting operational impact brought on by several related factors, including restaurant closures, limited operations and dramatic changes in consumer behavior, led to a marked decline in sales during the second half of March and significantly affected the Company’s first quarter results. On April 8, 2020, McDonald’s withdrew its 2020 Outlook and its Long-Term Outlook due to the uncertainty related to the impact of COVID-19 on global economic conditions and the Company’s business operations.

First quarter financial performance and operational update:

•	Global comparable sales declined 3.4%.

•	Consolidated revenues decreased 6% (5% in constant currencies).

•	Systemwide sales decreased 4% (2% in constant currencies).

•	Diluted earnings per share of $1.47 decreased 15% (13% in constant currencies).

•
Steps to preserve financial flexibility include suspending McDonald’s share repurchase program, increasing the Company’s cash position with $6.5 billion of new debt financing and reducing planned capital expenditures by approximately $1 billion for 2020.

•	Approximately 75% of McDonald’s restaurants worldwide remain open to serve customers, the majority of which have adapted to focus on Drive-thru, Delivery, and/or Take-away.

COMPARABLE SALES

	Increase/(Decrease)
	Two months ended February 29, 2020	Month ended March 31, 2020	Quarter ended March 31, 2020	Quarter ended March 31, 2019
U.S.	8.1%	(13.4)%	0.1%	4.5%
International Operated Markets	8.5	(34.7)	(6.9)	6.0
International Developmental Licensed Markets & Corporate	3.7	(19.4)	(4.3)	6.0
Total	7.2%	(22.2)%	(3.4)%	5.4%

•
Comparable Sales: The Company delivered strong global comparable sales results for the two months ended February 2020, with all segments benefiting from Leap Day. Globally, sales results began to markedly decline during the second half of March due to COVID-19, which caused significant restaurant closures and "shelter-in-place" guidance. The sales trends from the second half of March have continued into April, and are expected to continue while these restrictions are in place.

•
U.S. and International Operated Markets: Comparable sales results for the two months ended February 2020 reflected balanced growth in average check and guest counts. The comparable sales decline in the International Operated Markets segment for both the month of March and the quarter were primarily driven by temporary restaurant closures in France, the United Kingdom and Italy.

•
International Developmental Licensed Markets: Comparable sales results for the quarter were primarily impacted by China, which had approximately 25% of restaurants fully closed in early February, at the peak of the Company’s closures in that market.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

Quarters Ended March 31,	2020	2019	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$4,714.4	$5,024.1	(6)%	(5)%
Operating income	1,693.6	2,094.0	(19)	(17)
Net income	1,106.9	1,328.4	(17)	(16)
Earnings per share-diluted	$1.47	$1.72	(15)%	(13)%

Results for the quarter reflected sales performance declines due to restaurant closures, limited operations and dramatic changes in consumer behavior as a result of COVID-19.

Foreign currency translation had a negative impact of $0.02 on diluted earnings per share for the quarter.

RESTAURANT UPDATE

Below is a summary of the operating status of McDonald’s restaurants around the world as of April 30, 2020. The Company continues to follow the guidance of expert health authorities to ensure the appropriate precautionary steps are taken in this evolving business environment to protect the health and safety of our people and our customers.

Percent of Operating Restaurants*

As of April 30, 2020
U.S.	99%
International Operated Markets	45
International Developmental Licensed Markets	80
Total	75%

*	Restaurants include those with limited operations including Drive-thru, Delivery, and/or Take-away.

U.S.:

•	Substantially all restaurants are operating Drive-thru, Delivery, & Take-away only. Limited menus and hours may apply.

•	Restaurants that are closed are primarily due to their locations (e.g., unique sites such as malls).

International Operated Markets:

•
Markets, such as Australia, Canada, Germany and Russia have limited operations, which could include Drive-thru, Delivery and/or Take-away; some restaurants within these markets are temporarily closed, have limited hours, menus and/or restricted capacity.

•	Several markets, such as France, Italy, Spain and the United Kingdom, have temporarily closed substantially all restaurants.

International Developmental Licensed Markets:

•	China has resumed operations in 99% of restaurants, although the market continues to experience a reduced level of demand as consumers have not fully returned to their pre-COVID routines.

•	Japan has limited operations including Drive-thru, Delivery and Take-away only, in substantially all restaurants.

•	Brazil has 65% of restaurants operating, the majority of which have limited operations.

•	Operating hours in most other countries are driven by government regulations.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as income tax provision adjustments related to the Tax Cuts and Jobs Act of 2017, and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.
Comparable sales are compared to the same period in the prior year and represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters (which includes restaurants temporarily closed due to COVID-19 in 2020). Comparable sales exclude the impact of currency translation, and, since 2017, also exclude sales from Venezuela due to its hyper-inflation. Management generally identifies hyper-inflationary markets as those markets whose cumulative inflation rate over a three-year period exceeds 100%. Management believes that these exclusions more accurately reflect the underlying business trends. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. The goal is to achieve a relatively balanced contribution from both guest counts and average check.
Comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist solely of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2020.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on April 30, 2020. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
To learn more about McDonald’s community response to COVID-19, visit www.mcfamily.mcdonalds.com.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 38,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, including statements regarding the impacts that the novel COVID-19 pandemic may have on our future operations, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on April 30, 2020. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2020	2019	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,025.8	$2,240.5	$(214.7)	(10)%
Revenues from franchised restaurants	2,608.0	2,715.1	(107.1)	(4)
Other revenues	80.6	68.5	12.1	18

TOTAL REVENUES	4,714.4	5,024.1	(309.7)	(6)

Operating costs and expenses
Company-operated restaurant expenses	1,752.8	1,886.2	(133.4)	(7)
Franchised restaurants-occupancy expenses	554.2	533.1	21.1	4
Other restaurant expenses	65.5	53.3	12.2	23
Selling, general & administrative expenses
Depreciation and amortization	73.5	61.4	12.1	20
Other	516.3	437.7	78.6	18
Other operating (income) expense, net	58.5	(41.6)	100.1	n/m
Total operating costs and expenses	3,020.8	2,930.1	90.7	3

OPERATING INCOME	1,693.6	2,094.0	(400.4)	(19)

Interest expense	280.0	274.1	5.9	2
Nonoperating (income) expense, net	(31.3)	(11.4)	(19.9)	n/m

Income before provision for income taxes	1,444.9	1,831.3	(386.4)	(21)
Provision for income taxes	338.0	502.9	(164.9)	(33)

NET INCOME	$1,106.9	$1,328.4	$(221.5)	(17)%

EARNINGS PER SHARE-DILUTED	$1.47	$1.72	$(0.25)	(15)%

Weighted average shares outstanding-diluted	750.7	771.6	(20.9)	(3)%
n/m Not meaningful